Exhibit 99.1

Holicity Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about September 24, 2020

September 24, 2020 – Holicity Inc. (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 27,500,000 units completed on August 7, 2020 and the partial exercise of the over-allotment option 2,500,000 units completed on August 11, 2020 (the “Offering”) may elect to separately trade the Class A common stock and warrants included in the units commencing on or about September 24, 2020. Any Units not separated will continue to trade on The Nasdaq Capital Market under the symbol “HOLUU”, and the Class A common stock and warrants will separately trade on The Nasdaq Capital Market under the symbols “HOL” and “HOLUW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

About Holicity Inc.

Holicity Inc. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the Technology, Media and Telecommunications sectors and is led by veteran communications and technology entrepreneur, Craig O. McCaw, who is Holicity’s Chairman and CEO, and Randy Russell, Holicity’s Chief Investment Officer.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurances can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

 Please direct all inquiries regarding Holicity Inc. to Todd Wolfenbarger at wolfenbarger@summitslc.com / 801-244-9600.